Exhibit 99.1

NEWS RELEASE

For Immediate Release	Contact:	William W. Sherertz President and Chief Executive Officer
	Telephone:	(360) 828-0700

BBSI

ANNOUNCES ACQUISITION OF PHILLIPS TEMPS, INC.

VANCOUVER, WASHINGTON, November 6, 2007 - Barrett Business Services, Inc. (Nasdaq: BBSI) today announced that it has reached an agreement in principle to acquire Phillips Temps, Inc. headquartered in Denver, Colorado pursuant to an asset purchase agreement to be effective December 2, 2007. The transaction is subject to the successful completion of due diligence. Consideration for the all cash transaction is $1.6 million, which includes $1.3 million in cash due upon closing and $0.3 million due 90 days after closing. There is no contingent consideration.

Phillips Temps, a privately-held staffing company, operates one office in downtown Denver, Colorado. For calendar 2007, Phillips' revenues are expected to be approximately $4 million. BBSI anticipates that this acquisition may be accretive to calendar 2008 earnings by approximately 2 to 3 cents per diluted share.

BBSI provides a comprehensive range of human resource management solutions to large and small companies throughout many regions of the United States.

Statements in this release about future events or performance, including earnings expectations for 2007 and 2008, are forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Factors that could affect future results include economic conditions in the Company's service areas, the effect of changes in the Company's mix of services on gross margin, the Company's ability to successfully integrate acquired businesses with its existing operations, future workers' compensation claims experience, the effect of changes in the workers' compensation regulatory environment in one or more of our primary markets, and the collectibility of accounts receivable, among others. Other important factors that may affect the Company's future prospects are described in the Company’s 2006 Annual Report on Form 10-K and quarterly reports on Form 10-Q filed thereafter. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements may be less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

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Mm3019-NR-PhillipsTemps ACQUISITION-FINAL 110607.doc